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FARADAY FUTURE INTELLIGENT ELECTRIC INC.
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Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following are screenshots of two videos released by Faraday Future Intelligent Electric Inc. on September 4, 2025 relating to the Company’s special meeting of stockholders to be held on September 19, 2025:

Video 1:

Video 2.

The following is the transcript of a question and answer session with the Global President of the Company on September 4, 2025, relating to certain of the proposals to be voted on at the Company’s special meeting of stockholders to be held on September 19, 2025:

[Moderator]

Hello everyone! As the company prepares to hold its upcoming Special Meeting of Stockholders (the “EGM”), we’ve collected some of the questions from our stockholders. Today, we’ve invited FF Global President Jerry Wang to join us for a quick Q&A session.

[Jerry]: Hi everyone.

Q1. Last month the company announced the upgrade of its Bridge Strategy into the “EAI + Crypto” Dual Flywheel Strategy. Could you share the latest updates with us?

That’s a great question. We’ve had quite a few good developments recently. Since the upgrade of our Bridge Strategy into the “EAI + Crypto” Dual Flywheel Strategy, we’ve made significant progress. The FX Super One will have its final launch in the Middle East at the end of October, with deliveries starting in November. In the U.S., our first vehicle is expected to roll off the line by the end of this year. Meanwhile, under our Crypto Strategy, the C10 Treasury has already purchased $5 million worth of digital assets . None of this would be possible without the support of our stockholders. Thank you for standing shoulder to shoulder with us.

Q2. Why is the company holding another EGM?

Yes, the Company will convene a Special Meeting of Stockholders on September 19 at 9:00 a.m. PDT for the discussion of and vote on key proposals.

Last month we announced the upgraded “EAI + Crypto” Dual Flywheel Strategy. This has the potential to bring tremendous opportunities and drive rapid growth for FF. At this critical stage, we are submitting several key proposals to the stockholders’ meeting to help advance our business.

Q3. What are the key proposals at this EGM?

There are a total of five proposals, with three being the most critical in supporting our business:

1. Share Authorization Proposal—This allows the company to hold additional reserved shares, which will help us meet existing obligations and keep flexibility for potential future transactions. This proposal will not affect the current number of outstanding shares. We remain committed to a “stockholders-first” approach.

2. Private Placement Proposal—This enables the company, within regulatory requirements, to fulfill contractual obligations to certain holders of our convertible notes and warrants. It is essential for securing follow-on funding to support our strategy.

3. Amended 2021 Plan Proposal— This allows the company to continue offering long-term equity incentives as a competitive alternative to cash compensation. It’s critical for attracting, motivating, and retaining top talent to execute our strategy and build long-term stockholder value.

These proposals are vital for the company’s steady operations and to accelerate execution of the second chapter of our Bridge Strategy.

You can find detailed information on the proposals and voting process on our official website.

We sincerely ask all stockholders to vote in favor of these proposals.

Q4. We noticed the proposed 2021 Plan amendment seeks an increase of 9.5 million shares for future equity incentives. Why?

That’s a great question. Everyone knows that competition in the tech industry is fundamentally competition in the speed of innovation. Innovation comes from talent, and from unleashing their creativity.

With FX Super One expected to roll off the line at year-end, and our Crypto strategy moving forward, we are in a critical phase. With limited funds, we must think: how can we attract top experts, how can we maximize the motivation and productivity of our current team, and how can we create more value for the company?

In the industry, equity incentives are a good alternative to cash compensation. They make top talent “long-term partners” of the company, tightly binding personal wealth to FF’s long-term success, sharing the compounding miracle of value growth. At the same time, they let us devote more cash to the core business.

But currently, the company’s 2021 plan accounts for only around 1.5% of issued common shares, far below industry norms, leaving us at a disadvantage in talent attraction and retention. We benchmarked multiple listed companies and designed with prudence this proposal based on the lowest ratio we found. Even after adjustment, the equity incentive pool would account for only around 5% of total authorized shares, if the proposed increase in the Company’s authorized shares is approved.

Equity incentives not only focus the team on short-term KPIs, but also long-term sustainability: cost control, operating efficiency, customer satisfaction, and brand value. This “ownership mentality” is priceless, something that no corporate culture handbook or training program can ever enforce. It represents the company’s most valuable form of soft power and its most important intangible asset.

Since early 2024, the company has implemented cost reductions, including continued pay cuts, to channel resources toward business development.

Even today, more than 50% of employees worldwide—mostly mid-to-senior management—still receive only part of their cash compensation, prioritizing the company’s success over personal short-term interests, and also aligning with the goal of sharing long-term returns with all stockholders. This round of equity incentives is likewise meant to embody and reinforce a model where the company’s management and execution teams are deeply bound to the long-term interests of all our stockholders.

We urge stockholders to support this core proposal that increases the soft competitiveness of the company.

Q5. If the proposed 2021 Plan amendment passes, how will the new equity incentives be used?

Great question again.

Equity grants will be carefully planned, tied to performance and/or retention goals, and generally subject to phased vesting. Every share will be put to practical use, truly converting into productive power for the company.

Q6. What if the proposed 2021 Plan amendment does not pass?

Equity incentives are an excellent substitute for cash pay. If the Amended 2021 Plan Proposal does not pass, the company would need to find alternatives to maintain talent competitiveness, including but not limited to raising cash compensation—likely requiring more financing.

But compared to a cash + equity package, we believe that paying only high cash salaries is like “giving a man a fish.” Once you stop paying, the incentive disappears instantly. We view granting equity as “teaching a man to fish”: talent works for their own future gains, with lasting incentive effects. This greatly enhances team stability. That is why we are urging all stockholders to support this core proposal, which is vital to strengthening the company’s competitiveness.

Q7. Can we vote now? How?

Stockholders as of August 6, 2025 have the right to participate in decisions on major company matters. Voting is currently open, and we encourage our stockholders to pay close attention and actively exercise their voting rights. The meeting notice and voting instructions are posted on the company website. We welcome everyone to check them and hope you will vote in favor of the core proposals.

Thank you, Jerry. We’ll continue to share more updates.

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